EXHIBIT 10.3

SALARIES OF NAMED EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICER	TITLE	SALARY
Lance K. Gordon	President, Chief Executive Officer	$420,000
James P. Panek	Executive Vice President	$305,000
Marc Gurwith	Senior Vice President, Medical Affairs and Chief Medical Officer	$281,579
Piers Whitehead	Vice President, Corporate and Business Development	$268,827
Lance Ignon	Vice President, Corporate Affairs	$245,000